CONFIDENTIAL
June 22, 2007
Glenn Welstad
Chief Executive Officer
Command Center, Inc.
3773 West Fifth Avenue
Post Falls, ID 83854
Re: Offerings
Dear Mr. Welstad:
The purpose of this letter agreement (the “Agreement”) is to confirm the engagement of MDB Capital Group LLC. (“MDB”) to act as the exclusive financial MDB to Command Center, Inc. (the “Company”). The term Company is understood to include any entity in which it has an ownership, profits, or similar interest, including any entity or successor company formed for the purpose of facilitating a Private Placement as contemplated in Paragraph 1 hereof.
1.	Engagement of MDB. The Company hereby engages the MDB on an exclusive basis for the term of this Agreement, and the MDB hereby agrees to advise, consult with, and assist the Company in various matters including, but not limited to,
(a)	reviewing the Company’s business, operations, and financial condition,

(b)	reviewing the Company’s proposed acquisition and advising on capitalization structures and capital raising,

(c)	acting as placement agent on a best efforts basis for one or more private placements of equity or debt securities of approximately $5 million (each one a “Private Placement”), as well as a subsequent underwritten offering of approximately $10-15 million.

(d)	providing general corporate advice as requested,

(e)	providing advice on the pending exchange listing.
During the term of this Agreement, the Company agrees not to use the services of any other investment banker regarding matters similar to those outlined herein.

This Agreement is subject to our completing satisfactory due diligence on the Company, in addition to the successful resolution of several conditions precedent to our engagement, including but not limited to the following:

(a)	Our satisfactory completion of background checks on The Company’s management team.
MDB also retains the right to bring in another placement agent to assist in the Private Placement as MDB deems appropriate. However, the Company shall have the right to request placement agents to assist MDB in the Private Placement, and MDB shall not unreasonably reject to such request. The compensation of any assisting placement agent shall be determined by MDB.

2.	Compensation. As compensation for services rendered to the Company under this Agreement, the Company shall pay to the MDB the following compensation;
2.1	Except as otherwise contemplated by this Agreement, in consideration for performing or remaining available to perform the services identified in Section 1 of this Agreement, The Company shall pay the MDB a nonrefundable fee of $15,000. Such fee shall be due and payable on the date of this agreement.

2.2	in addition to any fees provided in Section 2.1,, The Company agrees to pay to MDB a fee at completion of any Private Placement as set forth in Exhibit A hereto. Any fee payable to the MDB under this Section 2.2 will be due in cash at the closing of any Private Placement and shall be payable to the MDB by the Company, provided, however, that the MDB shall not be entitled to any fee under this Section 2.2 unless the closing of the Private Placement occurs during the term of this Agreement or within twelve months after termination of this Agreement, with parties introduced to the Company by MDB during the term of this Agreement.

2.3	The Company will pay or reimburse the MDB for all reasonable out-of-pocket costs and expenses incurred by the MDB in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses incurred in performing its duties, including due diligence and marketing, legal fees and expenses, consulting fees, costs of supplies, printing, copying and mailing and all other expenses reasonably incurred by the MDB in performing its obligations under this Agreement; provided, however, that the MDB shall obtain the prior approval of the Company for total expenditures greater than $25,000. Upon the Company’s request, the MDB shall provide to the Company a written statement or statements detailing expenses for which reimbursement is sought. Reimbursable expenses shall be payable by the Company within 30 days of receipt by the Company of a statement requesting reimbursement or, if requested by the Company, copies of supporting documentation.
3.	Right to Provide Future Investment Banking Services. In the event that a Private Placement is completed for a total of $4 million or more, MDB shall for 9 months following the closing have a right of first refusal to act as sole MDB, manager, underwriter or placement agent to the Company on any transactions for which the Company would require the services of an investment bank and whereby MDB provides such service. Such transactions shall be at a competitive market rate and include, but are not limited to, merger and/or acquisitions transactions and additional offerings or placements of debt or equity securities (public or private). A letter of intent to be negotiated and executed by the parties will contain the provisions of an anticipated transaction, including an underwritten public offering.

4.	Offerings. Any Private Placement arranged by MDB will be conducted pursuant to the terms and conditions of a customary placement agent agreement acceptable to MDB, the Company, and their respective counsel. Any Private Placement arranged by MDB will be as the Company’s agent and not on an underwritten basis. The Company understands and acknowledges that in agreeing to act as the

Company’s agent in a Private Placement, MDB does not guarantee that the Company will be able to obtain financing or that the Company will be able to obtain financing on specific terms.

5.	Business Practice. The Company recognizes that the MDB is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company. The Company acknowledges and agrees that the MDB may advise and consult with other businesses, including those which may be in competition with the Company, and shall not be required to devote its full time and resources to performing services on behalf of the Company under this Agreement. The MDB shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein.

6.	Indemnification. The Company acknowledges that the MDB will be acting on behalf of the Company and will require indemnification by the Company. The Company further acknowledges that the indemnification provisions attached hereto as Exhibit B are incorporated by reference herein or are made a part hereof for all purposes as though set forth entirely herein.

7.	Term of Agreement. This Agreement shall terminate 12 months from the date of this Agreement, unless extended by mutual agreement of the parties. Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that (i) the Company shall be obligated to pay fees under Sections 2.1 and 2.2 hereof relating to transactions commenced by MDB prior to termination of the Agreement and closed within twelve months after termination of this Agreement with a party introduced to the Company by MDB during the term of this Agreement, (ii) the Company shall be obligated to reimburse expenses under Section 2.3 incurred by the MDB during the period prior to termination of this Agreement, and (iii) the MDB and the Company shall continue to be bound by the provisions of Section 6 hereof.

8.	Relationship of Parties. The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the MDB to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.

9.	Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the MDB and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

MDB:	MDB Capital Group LLC.
401 Wilshire Blvd-1020
Santa Monica, CA 90401
310-526-5015
F-310 526-5020

Company:	Command Center, Inc.
3773 West Fifth Avenue
Post Falls, ID 83854
Attn: Ron Junck, General Counsel
10.	Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona, except for its conflicts of law principles.

12.	Entire Agreement, Waiver. This Agreement, along with the Nondisclosure Agreement to be concurrently signed by the parties, constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing. Either the Company or the MDB may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

13.	Public Announcements. Neither The Company nor MDB can make a public announcement of this engagement that includes either The Company’s or MDB’s name without written consent of the other party.

MDB Capital Group LLC.		Command Center, Inc.

/s/ Anthony Di Giandomenico		/s/ Glenn Welstad

By:	Anthony Di Giandomenico	By:	Glenn Welstad
	Authorized Signatory		Title: Chief Executive Officer

EXHIBIT A
FINANCING FEES
1.	Compensation for Private Equity Financing (Including PIPE Transactions).
     a. Placement Fee
     In the event the Company consummates a Private Placement of its equity securities through the services of MDB pursuant to the terms of this Agreement, then the Company shall pay to the MDB a Placement Fee equal to 7% of the aggregate gross proceeds raised by MDB in such placement or offering. For the purposes of this Agreement, equity securities shall be deemed to include any form of common or preferred stock or any security or instrument which is directly or through warrants, options, or similar instruments, convertible into, or exchangeable for, equity securities of the Company.
     b. Placement Agent Warrant
     Subject to any applicable stock exchange and regulatory requirements or approvals, the MDB or its designees shall be granted a five-year Warrant for common shares or an equivalent interest equal to 8% of the underlying shares of the equity securities that are part of the Private Placement, exercisable at a price equal to the effective price per share of the Private Placement and will include a cashless exercise provision. For the purposes of this Agreement, equity securities shall be deemed to include any form of common or preferred stock or any security or instrument which is directly or through warrants, options, or similar instruments, convertible into, or exchangeable for, equity securities of the Company.
2. Fee for Private Debt Financing.
In the event the Company consummates a Private Placement of debt through the services of MDB pursuant to the terms of this Agreement, then the Company shall pay to the MDB a fee to be mutually agreed upon.